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[FUND LOGO]

                                 PEGASUS FUNDS
                                  PO Box 5142
                       Westborough, Massachusetts 01581

                            **IMPORTANT REMINDER**

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                        SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD WEDNESDAY, MARCH 17, 1999

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                                                                   March 4, 1999


Dear Shareholder:

Recently we distributed proxy material regarding the Special Meeting of Shareholders scheduled to take place on Wednesday, March 17, 1999. The Fund's records indicate that as of December 18, 1998, ("Record Date") you were holding shares in the Pegasus Funds. As of now, the Fund's records indicate that we have not yet received voting instructions from you. All votes are vital no matter how many shares you hold and your shares cannot be voted unless we receive your executed ballot or you are present at the meeting! We urge you to act promptly in order to allow us to obtain a sufficient number of votes and avoid the possibility of a meeting adjournment. Unless you attend the meeting and vote in person, we must receive your vote no later than Wednesday, March 17, 1999.

The purpose of the Special Meeting is to approve a proposed Agreement and Plan of Reorganization. The Reorganization Agreement provides that each of the Pegasus Portfolios will transfer all of its assets and liabilities to a corresponding One Group portfolio. Based upon their evaluation, Pegasus' and One Group's Board, have unanimously determined that the proposed Reorganization is in the best interests of the Funds' respective shareholders and that the interests of such shareholders will not be diluted as a result of the Reorganization.

For your convenience, we have established three methods by which to register your vote:

          1.   By Phone:      Please call 1-800-848-1134. Representatives are
                              available to take your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. est.

          2.   By Fax:        Fax your proxy to us toll free at 1-800-733-1885,
                              anytime.

          3.   By Mail:       Return your executed proxy in the enclosed postage
                              paid envelope.

If you have any questions regarding the meeting agenda or the execution of your proxy, please call Shareholder Communications Corporation at the above mentioned number.

Thank you for your prompt attention.